AXA Financial, Inc. Reconciliation of the Contribution to IFRS Underlying Earnings, Adjusted Earnings and Net Income, Group Share to AXA Financial's US GAAP Net Earnings (in millions)

				FY Dec
			2005		2006
Contribution to IFRS Underlying Earnings, per AXA Press Release		in Euro

	US Life & Savings		866		1,000
	Asset Management		240		302
	AXA Financial Holding Company		(110)		(135)
Total Contribution to IFRS Underlying Earnings		in Euro	996		1,167

	Net realized capital gains attributable to shareholders		13		31
Total Contribution to IFRS Adjusted Earnings		in Euro	1,009		1,198

	Profit or loss on financial assets (under Fair Value option) and derivatives		19		4
	Exceptional operations and discontinued operations		(64)		146
	Goodwill and related intangibles		(8)		(10)
Total Contribution to IFRS Net Income, Group Share		in Euro	956		1,338

	Average exchange rate	US$1.00 =	0.803		0.796

		in US$	1,191		1,681
Reconciling items:					-
(A)	GMIB/DB Reserves & Reinsurance Asset		(33)		(199)
(B)	Investment income & capital gains (losses)		(1)		(3)
(C)	Amortization of goodwill & other intangible assets		(20)		(19)
(D)	Employee Benefits Plan - Fresh Start, net of DAC capitalization		(50)		(56)
(E)	Employee stock based compensation		13		(30)
(F)	Other Reserve adjustment - including SOP 03-01		(7)		(22)
(G)	Amortization of DAC & VOBA		12		66
(H)	Tax benefits on Goodwill amortization		(15)		36
(I)	Gains on issuance of Alliance units		-		(103)
(J)	Tax settlement				(34)
	Other		(16)		(36)
Total Reconciling items			(117)		(400)
					-
Consolidated US GAAP Net Earnings			$1,074		$1,281

(A)	Reflects the accounting for reinsurance contracts ceding variable annuity Guaranted Minimum Income Benefit ('GMIB') features as derivative contracts at fair value under US GAAP vs. ceded reinsurance reserves under IFRS and insurance reserves for Guaranteed Minimum Death Benefit ('GMDB') and GMIB features subject to economic hedging programs on an SOP 03-1 basis under US GAAP vs. remeasurement to reflect current market conditions under IFRS.
(B)	Primarily reflects different accounting methodologies for impairments under IFRS and USGAAP.
(C)	Reflects amortization of acquisition related intangible assets in USGAAP on acquisitions prior to adoption of IFRS.
(D)	Represents impact of IFRS initial implementation "fresh start" adjustment to eliminate the portion of employee benefit liabilities related to deferred actuarial gains and losses, which has resulted in a reduction of ongoing IFRS employee benefit expenses compared to US GAAP over the period in which those deferred gains and losses would otherwise have been amortized.
(E)	Primarily reflects different accounting methodologies for share based awards under IFRS and USGAAP
(F)	Represents adjustment of MVA liabilities from the IFRS basis accrued account balance (with interest rate floors reflected on a contract-by-contract basis) to the US GAAP basis (which considers the impact of interest rate floors on a block of business basis) and adjustments to the liability related to group pension contracts and certain mortality and annuitization benefits, such as the No Lapse Guarantee feature contained in variable and universal life contracts under SOP 03-01.
(G)	Represents DAC and VOBA reactivity to other IFRS adjustments.
(H)	Represents the tax benefit associated with the Bernstein goodwill previously recognized in IFRS Net Income which is excluded from GAAP net earnings due to the elimination of Goodwill amortization under SFAS No.142.
(I)	Represents releases of Federal and State deferred taxes in IFRS on current and prior periods' dilution gains related to the issuance of AllianceBernstein units.
(J)	Represents releases of deferred taxes under IFRS due to tax settlement.